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                                                                    Exhibit 99.3


                                                 [DELTA LOGO]

                                                 INTERNAL MEMORANDUM

                                                 DATE: November 24, 2003


TO:         All Delta Employees

FROM:       Jerry Grinstein - Chief Executive Officer, effective January 2004

SUBJECT:    JOINING YOU AT DELTA

Delta Air Lines has been an important part of my life since joining the Board of Directors 16 years ago. During that time, I've gained a tremendous respect for this company, its history of outstanding customer service and, most especially, for all of you, the people of Delta. I know many of you. I intend to meet many more of you soon. It is a great honor to have this opportunity to be your chief executive officer.

The Board appreciates your hard work and sacrifices during the past few years. Thank you. We need your continued support. Working together, we can make Delta the best airline in the world.

Leo Mullin and the senior management team have worked hard and effectively for Delta. During the first years of Leo's tenure as Delta's CEO, he, the management team and all of the people of Delta rebuilt the company's spirit, its focus on the customer and its financial standing. Since the tragic events of September 11, 2001, Leo has led our company with strength and determination through the most unsettled time in its history. Those are significant and notable achievements. The Board regrets that Leo has made the decision to retire. He has our thanks and deep appreciation for what he accomplished. He will work closely with me in the transition, and that is important.

We are fortunate to have Jack Smith as our non-executive chairman of the Board when Leo retires. Jack led General Motors, one of the world's great corporations, during times of tough competitive and financial challenges. He is a savvy and proven executive and a trusted friend. He intends to be very active in his new role at Delta starting immediately, and that is good news.

During the next several weeks, I will travel around the system to meet and talk with as many Delta people as possible. Your thoughts are important, and your active participation in the work that lies ahead is absolutely critical. We also will create an e-mail site where you can contact me with your comments, questions and concerns. I will do my best to answer as many of you as possible.


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Working with the management team, we also will review our operations and our business. As always in our fast-moving industry, events and outlooks can change quickly. As we look deeply into our company over the coming months, we will make adjustments as they are necessary to meet the changing reality of our business and put Delta in position to fight and win.

There is hard work ahead. As a long-time member of the Board, I am keenly aware and appreciative of the good work you have done, but also of the serious financial and strategic challenges Delta faces. We have had continuing financial losses for the past three years. Delta had $2.7 billion on cash on hand at the end of the third quarter-- and cash is critically important in times like these. But we also have large debt and operating lease obligations totaling more than $20 billion, making Delta's future repayments a heavy burden for us to carry.

It is very clear that low-cost airlines and the restructured hub-and-spoke airlines are our most dangerous competition. Their low costs allow them to be profitable at fares that are often below the basic cost structure at Delta. It is an urgent task to get our costs down close to the levels of our competition so that we, too, can prosper in the new low-fare world. You have done a terrific job so far in the hard work of reducing costs, but to become competitive, we must face head-on the cost issues anywhere in the company that stand between us and renewed financial strength.

While we do that work, we will not forget the fundamental need to serve our customers well. You know how to do that. You are the best in the business. We count on you to keep the Delta tradition of service alive.

My wife, Lyn, will soon be in Atlanta to find a home for us. My time will be spent in the coming weeks in the Atlanta office and in Delta locations and I will be full-time at Delta after January 1.

During the next few years, all of us will be challenged as airline professionals. There is no easy path to the success we want to achieve. But I know Delta and Delta people well. You and this company have been tested before and emerged as a premier airline in the world. We will do that again. I look forward to leading Delta.

                                      Jerry Grinstein


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